N E W S R E L E A S E

CONTACT:
Gregory M. Dearlove
Senior Vice President & Chief Financial Officer
(716) 887-7262

CTG Reports 2004 Fourth Quarter and Full Year Results
Expects Billable Headcount Growth of 24% in the First Quarter of 2005

BUFFALO, N.Y. - February 28, 2005 - CTG (NYSE: CTG), an international information technology (IT) staffing, solutions, and application management company, today announced its financial results for the 2004 fourth quarter and full year which ended on December 31, 2004. Current and prior period results reflect CTG's divestiture of its business operations in The Netherlands, which are reported as discontinued operations. The divestiture was announced on April 6, 2004 and had an effective date of January 1, 2004.

CTG reported 2004 fourth quarter revenues from continuing operations of $58.8 million, compared with 2003 fourth quarter revenues from continuing operations of $61.5 million. Income from continuing operations was $0.9 million, or $0.05 per diluted share in the 2004 fourth quarter, compared with $0.8 million, or $0.04 per diluted share in the 2003 fourth quarter. CTG's net income for the 2004 fourth quarter was $0.9 million, or $0.05 per diluted share, compared with 2003 fourth quarter net income of $1.8 million, or $0.11 per diluted share. For 2004, CTG reported revenues from continuing operations of $237.1 million, compared with $245.5 million in 2003. CTG's 2004 income from continuing operations was $3.0 million, or $0.17 per diluted share, compared with 2003 income from continuing operations of $2.7 million, or $0.16 per diluted share. CTG's 2004 net loss, which includes a $4.4 million loss from discontinued operations, was $1.4 million, or $0.08 per diluted share, compared with 2003 net income of $2.7 million, or $0.16 per diluted share.

"CTG's fourth quarter results reflect continued growth in our strategic staffing business, where increased demand is carrying over into 2005 at very strong levels," said CTG Chairman and Chief Executive Officer James R. Boldt. "While total revenues declined due to four fewer billing days in the 2004 quarter compared to last year's fourth quarter, average revenues per day in the quarter increased by two percent due to the strength of the staffing business."

Mr. Boldt added, "Market conditions in 2004 were most favorable in our strategic staffing business and in our healthcare practice. This growth helped us to offset most of the impact in 2004 of reduced spending from some clients for solutions and application management work, and the conclusion of a large application management engagement in the third quarter. While our decision to divest our unprofitable operations in The Netherlands resulted in a net loss for 2004, it enabled us to focus solely on our profitable business in North America and Western Europe where there are better growth opportunities."

For both the full year and 2004 fourth quarter, CTG had an income tax benefit. In commenting on the Company's effective tax rate for these periods, Gregory M. Dearlove, CTG's Chief Financial Officer, said, "CTG's tax credit position reflects a number of significant favorable items. In 2004, the Company was able to recognize approximately $0.5 million in previously reserved foreign net operating loss benefits and changing tax legislation in Europe allowed for the release of approximately $0.6 million in previously recorded tax liabilities. In addition, the Company adopted a state tax strategy at year end which allowed for the recognition of approximately $0.4 million in state net operating loss benefits which previously were fully reserved. Without these events, our effective tax rate for 2004 continuing operations would have approximated 40%."

CTG's balance on its revolving debt agreement, which is used to fund business growth and working capital needs, was $4.7 million at December 31, 2004, compared with $4.5 million at October 1, 2004 and zero at December 31, 2003.

In connection with its evaluation and testing activities under Section 404 of the Sarbanes-Oxley Act of 2002, the Company identified a control deficiency in its internal controls for financial reporting as of December 31, 2004 that constituted a "material weakness" within the meaning of the Public Company Accounting Oversight Board - Auditing Standard No. 2. The material weakness relates to the Company's accounting for income taxes in the fourth quarter as part of the year-end reporting process. Prior to the release of results today, the Company appropriately adjusted its financial statements and the information presented in today's release reflects the proper income tax expense and income tax accruals. Because the weakness relates to income taxes accounting, it had no effect on our business or customers, and no impact on our revenues, our cash flows, or our financial condition. Although the control activity was designed correctly, the execution of the procedure was not carried out properly primarily because of human error. To strengthen and remediate its internal controls, the Company engaged an outside tax consultant and will increase their respective role within the overall tax review process, and will also enhance the capabilities of its internal tax resources. Management will disclose this material weakness in internal controls in its 2004 annual Form 10-K and will indicate that the Company has strengthened the internal controls related to income tax accounting and reporting that were not effective as of year end. In addition, the Company expects that the material weakness will result in an adverse opinion by the Company's independent registered public accountants on the effectiveness of the Company's internal controls related to income tax accounting at 2004 year end.

CTG also issued guidance for the first quarter of 2005. Based on current business and market conditions, CTG expects that its revenues from continuing operations and net income per diluted share for the first quarter of 2005 will range from $64 million to $66 million and $0.03 to $0.04, respectively.

Commenting on the Company's 2005 first quarter earnings guidance, Mr. Boldt said, "We expect to add approximately 500 billable staff to headcount, or 24%, by the end of the first quarter due to an expanded staffing client relationship. These increases are reflected in our guidance for 2005 first quarter revenue and we look for the earnings contribution from this headcount to increase gradually throughout the year as the start-up costs to take on this substantial additional work subside. We would anticipate revenues in the second quarter of 2005 to exceed $70 million, an organic increase over the 2004 second quarter of more than 18%, based on continued strength in demand for staffing and having a full quarter of revenue from the additional billable staff being added throughout the first quarter.

Mr. Boldt concluded, "The significant growth we are seeing in our strategic staffing business is putting CTG on a track for double-digit revenue growth in 2005. There are also initial signs that a recovery in the IT solutions market is underway, which prompted us to enhance our solutions suite in the 2004 second half. We are making additional investments to mobilize our solutions business for growth in 2005 because we see this market continuing to improve. Overall, we see significant market opportunity in 2005 and are confident that CTG is correctly positioned to capitalize on a stronger IT services market and to grow our business and earnings."

Backed by 39 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001:2000-certified service methodologies. Our 2,500 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2003 Form 10-K and Management's Discussion and Analysis section of the Company's 2003 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on March 1, 2005 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-428-4474 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time March 1, 2005 and 1:00 PM Eastern Time March 4, 2005 by dialing 1-800-475-6701 and entering the conference ID number 771836.

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Statements of Operations
(amounts in thousands except per share data)

	For the Quarter Ended		For the Quarter Ended
	Dec. 31, 2004	Dec 31, 2003	Dec. 31, 2004	Dec. 31, 2003
	(amounts in thousands, except per share data)
Revenue	$58,771	$61,471	$237,122	$245,514
Direct costs	42,395	44,455	173,025	178,530
Selling, general and administrative expenses	16,201	15,579	60,999	61,453
Operating income	175	1,437	3,098	5,531
Net other expense	(218)	(132)	(677)	(907)
Income (loss) from continuing operations before
income taxes	(43)	1,305	2,421	4,624
Provision (benefit) for income taxes	(943)	549	(546)	1,942
Income from continuing operations	900	756	2,967	2,682
Income (loss) from discontinued operations
(including loss on disposal of $3.7 million
in the first quarter of 2004)	(19)	1,060	(4,411)	62
Net income (loss)	$881	$1,816	$(1,444)	$2,744

Basic net income (loss) per share:
Continuing operations	$0.05	$0.05	$0.18	$0.16
Discontinued operations	-	0.06	(0.27)	-
Basic income (loss) per share	$0.05	$0.11	$(0.09)	$0.16

Diluted net income (loss) per share:
Continuing operations	$0.05	$0.04	$0.17	$0.16
Discontinued operations	-	0.07	(0.25)	-
Diluted income (loss) per share	$0.05	$0.11	$(0.08)	$0.16

Weighted average shares outstanding:
Basic	16,800	16,700	16,761	16,663
Diluted	17,091	17,087	17,140	16,846

COMPUTER TASK GROUP, INCORPORATED (CTG)
Consolidated Balance Sheets

(amounts in thousands)

	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
	2004	2003		2004	2003
Current Assets:			Current Liabilities:
Cash and cash equivalents	$4,488	$5,197	Accounts payable	$9,263	$10,423
Accounts receivable, net	46,741	40,062	Accrued compensation	16,831	19,066
Other current assets	3,783	3,997	Other current liabilities	7,062	5,525
Assets from	-	2,549	Current portion of
discontinued operations			long-term debt	4,650	-
			Liabilities from
			discontinued operations	-	939
Total Current Assets	55,012	51,805	Total Current Liabilities	37,806	35,953
Property and equipment, net	6,075	6,846	Other liabilities	8,570	8,397
Other assets	41,773	41,830	Shareholders' equity	56,484	56,131
			Total Liabilities and
Total Assets	$102,860	$100,481	Shareholders' Equity	$102,860	$100,481

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.